Exhibit 8.1
[Letterhead of Shearman & Sterling LLP]
June 25, 2007
Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Offering of LLC Interests in Macquarie Infrastructure Company LLC
Ladies and Gentlemen:
     We have acted as counsel to Macquarie Infrastructure Company LLC (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the post-effective amendment no. 1 to the registration statement on Form S-3 (Registration No. 333-138010-01) filed with the Commission on June 25, 2007 (as amended, the “Registration Statement”), of which the prospectus forms a part (the “Prospectus”). The Registration Statement relates to the offering of limited liability company (“LLC”) interests in the Company.
     In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, (i) the Prospectus, (ii) the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and (iii) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (collectively, the “Transaction Documents”). In this regard, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing the Transaction Documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified Transaction Documents of all copies submitted to us as conformed or reproduction copies. Further, we have assumed that all disclosures, representations and warranties in the Transaction Documents were true, correct and complete when made, and continue to be true correct and complete as of the date hereof, and that there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents. Additionally, we have relied as to factual matters upon, and have assumed the accuracy of, certain assumptions and certain representations and statements of employees and representatives of the Company and other persons whom we have deemed appropriate.

Macquarie Infrastructure Company LLC	2	June 25, 2007
     We have reviewed the statements set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” and hereby advise you that such statements, to the extent they constitute matters of law or legal conclusions with respect thereto, represent the opinion of Shearman & Sterling LLP as to United States federal income tax matters.
     We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP